Exhibit 99.1

W6316 Design Drive, Greenville, WI54942

P.O. Box 1579, Appleton, WI 54912-1579

School Specialty Announces Fiscal 2014 Second Quarter Results

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Second Quarter Revenues Increased 3.7% Compared to the Prior Year

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Strong Cash Generation and ABL Fully Repaid Shortly After End of Quarter

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Process Improvement Programs Ongoing and Expected to Generate Anticipated FY14 Savings

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Management Reiterates Revenue and EBITDA Guidance

GREENVILLE, Wis., December 16, 2013 – School Specialty Inc. (OTCQB:SCOO)(“SSI” or “the Company”), a leading distributor of supplies, furniture and both supplemental and curriculum products to the education marketplace, today announced its fiscal 2014 second quarter and six month results for the period ended October 26, 2013.

Commenting on the Company’s performance, Jim Henderson, School Specialty’s Chairman, and Interim President and Chief Executive Officer stated, “Our second quarter came in mostly as anticipated and we’re tracking to plan through the first half of the year.  We recognized the business that was delayed last quarter and successfully executed on higher order flow in the second quarter, and in our peak selling season.  We feel comfortable with our prior revenue and EBITDA guidance for FY14 and our balance sheet and cash generation continues to improve.  While business challenges remain, our end markets appear to have stabilized, we’re executing on our plan and we’re carrying out the process improvement initiatives we previously discussed.  Assuming economic conditions continue to improve, I believe the steps we’re taking now will position us for sustainable growth and profitability in the years ahead.”

During the period January 28, 2013 through June 11, 2013, School Specialty, Inc. and certain of its subsidiaries operated as debtors-in-possession under bankruptcy court jurisdiction.  In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, Reorganizations, for periods including and subsequent to the filing of the Chapter 11 petition through the bankruptcy emergence date of June 11, 2013 (the “Effective Date”), all expenses, gains and losses that result from the reorganization were reported separately as reorganization items in the Consolidated Statements of Operations.  Net cash used for reorganization items was disclosed separately in the Consolidated Statement of Cash Flows, and liabilities subject to compromise were reported separately in the Consolidated Balance Sheets.

As of June 11, 2013, the Company adopted fresh-start accounting in accordance with ASC 852.  The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes.  Accordingly, the financial statements on or prior to June 11, 2013 are not comparable with the financial statements for periods after June 11, 2013.  The consolidated financial statements as of October 26, 2013 and for the twenty weeks then ended and any references to “Successor” or “Successor Company” relate to the financial position and results of operations of the

School Specialty, Inc. Announces Fiscal 2014 Second Quarter Results

reorganized Company subsequent to bankruptcy emergence on June 11, 2013.  References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company prior to the bankruptcy emergence.

Management believes that the presentation of Non-GAAP Financial Information, referred to as the Combined Adjusted Results are reconciled to the most comparable GAAP measures and offer the best comparisons for the comparable fiscal six month period.  For further information on the Company’s Results of Operations and related Balance Sheet and Cash Flow items, please refer to the Company’s Form 10-Q for the period ending October 26, 2013 on file with the Securities and Exchange Commission.  Additionally, given the significant seasonality inherent in SSI’s business, as well as order timing considerations between quarters, management believes that first half fiscal 2014 results are most useful to determine operating trends and financial performance.

Second Quarter Financial Results

Revenues for the three months ended October 26, 2013 were $245.6 million, an increase of 3.7% or $8.7 million over $236.9 million reported for the Predecessor Company and for the comparable three months ended October 27, 2012.  This increase was driven by higher revenues in the Distribution segment (formerly referred to as “Educational Resources”), as the Company saw increases in both its supplies and furniture businesses, up $10 million and $2 million over the comparable year-ago period, respectively.  This increase was partially offset by a $2.8 million decline in Curriculum (formerly referred to as “Accelerated Learning”) revenues, which were adversely impacted by decreased school spending for agenda products of approximately $6 million during the quarter.  Sales of Science-based curriculum products were up approximately $3 million during the quarter as well.  As expected, total second quarter sales were positively impacted by the growing backorders the Company experienced towards the end of its fiscal first quarter.

Gross profit margin for the three months ended October 26, 2013 was 37.9% as compared to 39.1% for the Predecessor Company’s three months ended October 27, 2012.  This decline of 120 basis points is due to lower vendor rebates for the comparable quarter as well as a shift in product mix, particularly the lower sales of Curriculum products as a percentage of overall sales.  Consistent with prior statements, the Company expects gross margins to trend generally in line with recent years.

Selling, general and administrative (SG&A) expenses for the three months ended October 26, 2013 were $71.7 million as compared to $67.4 million for the comparable year-ago period, an increase of $4.3 million.  This increase was driven by higher corporate G&A expenses due to approximately $2.6 million of bankruptcy-related and other non-recurring costs, specifically transportation and warehouse costs related to the processing of incremental backorders and consulting fees associated with the design and implementation of process improvement programs.  Also, additional SG&A expense was incurred as furloughs from the prior year were not continued this year.  SG&A expenses within the Distribution and Curriculum segments were up $0.3 million and $1.1 million respectively for the comparable fiscal 2014 and fiscal 2013 periods, with both segments impacted by depreciation and amortization associated with the fresh-start valuation adjustments recorded as of the Effective Date, and other variables such as transportation and warehouse expenses.  Additionally, the Company recorded $2.2 million of restructuring charges during the fiscal 2014 second quarter, which consisted of severance related costs and expenses associated with the shutdown of printing plants and professional fees related to the Company’s restructuring.

School Specialty, Inc. Announces Fiscal 2014 Second Quarter Results

Operating income for the three months ended October 26, 2013 was $19.2 million as compared to operating income of $25.3 million for the three months ended October 27, 2012.

Net interest expense decreased $4.7 million, from $9.3 million in the second quarter of fiscal 2013 to $4.6 million in the second quarter of fiscal 2014.  This decrease was due primarily to $3.8 million of interest expense associated with the Company’s convertible debt in the second quarter of fiscal 2013, of which $2.3 million was non-cash interest expense, as well a reversal of interest expense recorded in conjunction with the Bayside term loan resulting from the final settlement between Bayside and the Company.  These decreases were partially offset by higher interest expense on the Company’s term loan for the comparable period due to higher average borrowings.

During the third quarter of fiscal 2013, the Company recorded a $25.1 million prepayment charge related to the acceleration of the obligations under the Bayside term loan credit agreement.  The $25.1 million early termination fee plus approximately $1.3 million of potential interest expense was placed in an escrow account and released to Bayside early in the second quarter of fiscal 2014.  Shortly thereafter, the parties reached an agreement whereby the early termination fee was fixed at $21 million.  As such, Bayside would retain $21 million and refund the Company $5.4 million of excess amounts funded into the escrow.  The refund took place in the fiscal second quarter of 2014, of which $4.1 million was a partial refund of the early termination fee and the remainder was a refund of interest expense.

The Company recorded $3.4 million of expenses for reorganization items in the second quarter of fiscal 2014, which consisted primarily of fees associated with activities as part of the Reorganization Plan.

Net income for the second quarter of fiscal 2014 was $14.7 million compared with $14.1 million in the comparable period last year.  On a diluted per share basis, net income was $14.70 for the three months ended October 26, 2013 as compared to $0.75 in the three months ended October 27, 2012.

Adjusted earnings before income taxes, depreciation and amortization (EBITDA) was $32.9 million in the fiscal 2014 second quarter as compared to $34.2 million in the comparable fiscal 2013 period.

Process Improvement Program Update

The Company’s Process Improvement Program, which launched during the fiscal 2014 second quarter, has gained traction and management reiterated its prior financial projections related to this program:

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$3-$5 million in FY14 savings.

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Over $20 million in one-time cash generation in FY14.

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Longer-term annualized savings targeted at $12-$15 million.

The Company also confirmed today that Phase I and some Phase II roll-out initiatives are underway and tracking in line with plan:

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Distribution Center consolidation underway; expected to be completed by March 2014.

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Warehouse Reconfiguration underway; part of ongoing continuous improvement program to improve customer experience.

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SKU rationalization program underway; 11,000 SKU’s removed from inventory and systems; refocused line-up for 2014 with improved customer interface.

School Specialty, Inc. Announces Fiscal 2014 Second Quarter Results

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Customer Care enhancements underway; visualization and process mapping programs in development with increased investments in technology.

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S&OP refinement underway; process mapping completed; rolled out across multiple function areas and locations; full integration planned in FY14.

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Market segmentation and process mapping of sales, marketing and merchandising expected to be part of phase II – January 2014 roll-out.

Mr. Henderson continued, “We’ve done a lot in a relatively short period of time, and I’m proud of the School Specialty team.  Our organization really understands the needs of our educational system and cares about our teachers and students.  With the improvements and savings from our Process Improvement Program, we will be in a better position to invest in our business and continuously improve – whether it's our products, services or technology.  Coupled with the anticipated uptick in general educational spending, further adoption of Common Core Standards and Next Generation Science Standards, and the anticipated growth in supplemental instructional materials we feel the Company will be better positioned to take advantage of positive trends in our market in FY15 and beyond.”

Six Month Financial Results

Non-GAAP Combined results for the six months ended October 26, 2013 include results of operations for the Successor Company for the twenty weeks ended October 26, 2013 and the Predecessor Company for the six weeks ended June 11, 2013.  These results are compared to the Predecessor Company for the six months ended October 27, 2012.

Combined revenues for the six months ended October 26, 2013 were $447.8 million, an 8.4% decline from revenues of $489.0 million in the comparable year ago period.  Distribution segment combined revenues decreased 7.8% and Curriculum segment combined revenues declined by 9.7%, when comparing the fiscal 2014 and fiscal 2013 six month periods.  Within Curriculum, approximately $5 million of the decline was related to large curriculum orders in two states which were not expected to recur in the current year, as well as approximately $8.5 million related to our student planners and agenda products.   Revenues through the first half of the year are tracking in line with Company projections.

Combined gross profit margin for the six months ended October 26, 2013 was 39.4% as compared to 40.1% for the Predecessor Company’s six months ended October 27, 2012.  This decline of 70 basis points is due to a combination of reduced vendor rebates in the current year, as well as higher product development amortization in the Company’s Curriculum segment.

Combined selling, general and administrative (SG&A) expenses for the six months ended October 26, 2013 were $136.3 million as compared to $142.5 million for the comparable year-ago period, a decrease of $6.2 million.  This decrease was primarily a result of cost improvement programs the Company has and continues to implement, as well as variable selling costs associated with decreased revenues.  Additionally, the Company recorded $3.6 million of restructuring charges during the fiscal 2014 six month period, which consisted of severance related costs and expenses associated with the shutdown of printing plants.

School Specialty, Inc. Announces Fiscal 2014 Second Quarter Results

Combined operating income for the six months ended October 26, 2013 was $36.7 million as compared to operating income of $53.8 million for the six months ended October 27, 2012.

Combined interest expense decreased $8.6 million, from $19.3 million for the six months ended October 27, 2012 to $10.7 million for the six months ended October 26, 2013.  This decrease was due primarily to $7.4 million of interest expense on the Company’s convertible debt for the six months ended October 27, 2012, of which $4.5 million was non-cash interest expense.  Additionally, interest expense for the six months ended October 27, 2012, included $2.5 million of debt issuance cost writes-offs, as compared to zero in the current year, associated with the debt refinancing completed in May 2012.  These decreases were partially offset by higher interest expense on the Company’s term loans for the comparable periods due to higher average borrowings, partially offset by a decrease in the borrowing rate.

During the third quarter of fiscal 2013, the Company recorded a $25.1 million prepayment charge related to the acceleration of the obligations under the Bayside term loan credit agreement.  The $25.1 million early termination fee plus approximately $1.3 million of potential interest expense was placed in an escrow account and released to Bayside early in the second quarter of fiscal 2014.  Shortly thereafter, the parties reached an agreement whereby the early termination fee was fixed at $21 million.  As such, Bayside would retain $21 million and refund the Company, $5.4 million of excess amounts funded into the escrow.  The refund took place in the fiscal second quarter of 2014, of which $4.1 million was a partial refund of the early termination fee and the remainder was a refund of interest expense.

In the six months ended October 26, 2013, the Company recorded an $80.2 million net reorganization gain.  This consists of $162.4 million of cancellation of indebtedness income related to the settlement of prepetition liabilities and changes in the Predecessor Company’s capital structure related to the Reorganization Plan, offset by $30.2 million of fresh start adjustments, $21.4 million of cancellation of debt upon the issuance of equity, $18.5 million of professional, financing and other fees, $7.0 million of contract rejections and $5.1 million of other reorganization adjustments.

Combined net income for the six month period ended October 26, 2013 was $107.7 million compared with $32.5 million in the comparable period last year.  On a diluted per share basis, net income was $35.66 for the six months ended October 26, 2013 as compared to $1.72 for the six months ended October 27, 2012.

Combined adjusted earnings before income taxes, depreciation and amortization (EBITDA) was $61.2 million in the fiscal 2014 six month period as compared to $71.8 million in the comparable fiscal 2013 period.  This decline was primarily related to lower sales volumes for the comparable six month periods, partially offset by savings realized in SG&A.

Market Outlook

Based on year-to-date performance and the market outlook for the remainder of the year, the Company today reiterates its prior guidance.  Management believes that revenues will be approximately $620-$630 million, trending towards the mid to high-end of that range.  Adjusting for public company expenses of approximately $2 million, which were not part of the reorganization plan, the Company continues to project Adjusted EBITDA of $40-$44 million.   Additionally, restructuring charges in fiscal 2014 are expected to be in the range of $12-$14 million and capital expenditures, originally budgeted at $19 million, are expected to be approximately $18 million.

School Specialty, Inc. Announces Fiscal 2014 Second Quarter Results

Mr. Henderson concluded, “We continue to make strides in strengthening our balance sheet and remain focused on cash generation, two of our top corporate priorities.  I’m also pleased to report that shortly after the end of the quarter, we fully repaid our ABL and lowered our interest payments.  With further improvements expected in terms of working capital management and cash generation in addition to the operational savings we expect to generate as a result of Phase I of the Process Improvement Program, we should be able to generate better returns in fiscal 2015, especially if market conditions continue to improve.   We’re realigning our business to become a better resource for our customers, and all of us at School Specialty remain focused on enhancing long-term value.”

School Specialty intends to publish an accompanying presentation on its financial results later this week.  The Company will not be hosting a teleconference, but management will be available to address questions after the filing of this supplemental information. This information will also be available on our website, www.schoolspecialty.com in the Investor Relations section.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace. The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources. Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential. For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about future financial conditions, results of operations, expectations, plans, or prospects, including the information in the headings“Process Improvement Program Update” and “Market Outlook”, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions. These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 27, 2013, which factors are incorporated herein by reference. Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact

Glenn Wiener

IR@SchoolSpecialty.com

Tel: 212-786-6011

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School Specialty, Inc.

Consolidated Combined Statement of Operations

(In Thousands, Except Per Share Amounts)

Unaudited / Non-GAAP

	Successor Company	Predecessor Company	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Three Months Ended October 26, 2013	Three Months Ended October 27, 2012	Twenty Weeks Ended October 27, 2013	Six Weeks Ended June 11, 2013	Six Months Ended October 26, 2013	Six Months Ended October 27, 2012

Revenues.	$ 245,629	$ 236,866	$ 389,128	$ 58,697	$ 447,825	$ 489,005
Cost of revenues	152,424	144,166	236,165	35,079	271,244	292,708
Gross profit	93,205	92,700	152,963	23,618	176,581	196,297
Selling, general and administrative expenses	71,713	67,364	108,819	27,473	136,292	142,480
Restructuring charges	2,249	-	3,605	-	3,605	-
Operating income	19,243	25,336	40,539	(3,855)	36,684	53,817
Other expense:
Impairment long-term asset	-	1,414	-	-	-	1,414
Interest expense	4,605	9,315	7,426	3,235	10,661	19,281
Change in fair value of interest rate swap	622	-	622	-	622	-
Refund of early termination fee	(4,054)	-	(4,054)	-	(4,054)	-
Reorganization items, net	3,367	-	4,647	(84,799)	(80,152)	-
Income before provision for income taxes	14,703	14,607	31,898	77,709	109,607	33,122
Provision for income taxes	6	343	258	1,641	1,899	602
Income before income of unconsolidated affiliate	14,697	14,264	31,640	76,068	107,708	32,520
Income of unconsolidated affiliate.	-	(137)	-	-	-	(18)
Net income	$ 14,697	$ 14,127	$ 31,640	$ 76,068	$ 107,708	$ 32,502

Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring
and impairment charges (EBITDA) reconciliation:
Net income	$ 14,697	$ 14,127			$ 107,708	$ 32,502
Equity in (income)/losses of unconsolidated affiliate	-	137			-	(18)
Provision for income taxes	6	343			1,899	602
Reorganization items, net	3,367	-			(80,152)	-
Impairment long-term asset	-	1,414			-	1,414
Bankruptcy related restructuring costs	2,249	-			3,605	-
Bankruptcy-related costs incl in SG&A	2,568	-			3,807	-
Change in fair value of interest rate swap	622	-			622	-
Early termination fee	(4,054)	-			(4,054)	-
Depreciation and amortization expense	6,613	6,969			12,463	13,985
Amortization of development costs	2,199	1,926			4,596	3,994
Net interest expense	4,605	9,315			10,661	19,281
Adjusted EBITDA	$ 32,872	$ 34,231			$ 61,155	$ 71,760

School Specialty, Inc.

Condensed Consolidated Balance Sheet (Unaudited)

(In Thousands, Except Per Share Data)

	Successor Company	Predecessor Company
	October 26 2013	April 27, 2013	October 27, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 10,671	$ 20,769	$ 5,577
Restricted cash	0	26,302	2,708
Accounts receivable, less allowance for doubtful accounts
of $2,176, $926 and $2,597, respectively	122,180	58,942	119,275
Inventories	67,744	92,582	84,769
Deferred catalog costs	3,433	8,924	3,377
Prepaid expenses and other current assets	14,087	29,901	13,371
Assets held for sale	2,928	-	-
Refundable income taxes	5,024	9,793	3,520
Deferred taxes	-	-	4,797
Total current assets	226,067	247,213	237,394
Property, plant and equipment, net	37,567	39,209	50,836
Goodwill	25,535	-	41,093
Intangible assets, net..	46,681	110,306	119,120
Development costs and other	36,847	30,079	35,807
Deferred taxes long-term	51	51	390
Investment in unconsolidated affiliate.	715	715	9,882
Total assets	$ 373,463	$ 427,573	$ 494,522

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities - long-term debt	$ 5,334	$ 198,302	$ 10,833
Accounts payable	25,763	22,897	63,770
Accrued compensation	13,144	7,197	10,974
Deferred revenue	3,088	2,237	3,481
Accrued fee for early termination of long-term debt	0	25,000	-
Other accrued liabilities	19,310	21,905	20,423
Total current liabilities	66,639	277,538	109,481
Long-term debt - less current maturities	152,227	-	284,519
Other liabilities	2,107	925	587
Liabilities subject to compromise	-	228,302	-
Total liabilities	220,973	506,765	394,587

Commitments and contingencies

Stockholders' equity (deficit):
Predecessor preferred stock, $0.001 par value per share, 1,000,000
shares authorized; none outstanding	-	-	-
Predecessor common stock, $0.001 par value per share, 150,000,000 shares
authorized; 24,599,159 and 24,597,856 shares issued, respectively	-	24	24
Predecessor capital in excess of par value		446,232	445,059
Predecessor treasury stock, at cost, 5,420,210 and 5,420,210 shares, respectively	-	(186,637)	(186,637)
Successor preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Successor common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	-	-
Successor capital in excess of par value	120,955	-	-
Accumulated other comprehensive income (loss)	(106)	22,381	22,486
Retained earnings (accumulated deficit)	31,640	(361,192)	(180,997)
Total stockholders' equity (deficit)	152,490	(79,192)	99,935
Total liabilities and stockholders' equity (deficit).	$ 373,463	$ 427,573	$ 494,522